Exhibit 4.8

Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of [Cede & Co.] or such other name as requested by an authorized representative of The Depository Trust Company and any payment is made to [Cede & Co.], ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, [Cede & Co.], has an interest herein.

REGISTERED	REGISTERED
NO. FLR	PRINCIPAL AMOUNT:
U.S. $

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

SUBORDINATED NOTES (SUBORDINATED DEFERRABLE INTEREST NOTES)

(FLOATING RATE)

CUSIP NO.

ORIGINAL ISSUE DATE:	INITIAL INTEREST RATE:
STATED MATURITY DATE:
CALCULATION AGENT:	INDEX MATURITY:	SPREAD: +/-
1 MONTH
	3 MONTHS	SPREAD MULTIPLIER:
6 MONTHS
1 YEAR
OTHER

INTEREST RATE BASIS

COMMERCIAL PAPER RATE	PRIME RATE

FED FUNDS RATE	CD RATE

TREASURY RATE	INDEXED RATE

SOFR

CMT RATE

- LSEG PAGE FRBCMT
- LSEG PAGE FEDCMT
+WEEKLY
+MONTHLY

MAXIMUM INTEREST RATE:	%	INTEREST PAYMENT PERIOD:

MINIMUM INTEREST RATE:	%	INTEREST RATE RESET PERIOD:

REGULAR RECORD DATE(S):		INTEREST RESET DATE(S):

INTEREST PAYMENT DATE(S):		INTEREST DETERMINATION DATE(S):

STATED MATURITY DATE:		CALCULATION DATE:

PAR CALL PERIOD:		REDEMPTION PERIOD(S) AND PRICE(S):

SURVIVOR’S OPTION:

OTHER PROVISIONS:

DEFAULT RATE:		(ONLY APPLICABLE IF NOTE IS ISSUED AT ORIGINAL ISSUE DISCOUNT)

OID DEFAULT/REDEMPTION AMOUNT:		(ONLY APPLICABLE IF NOTE IS ISSUED AT ORIGINAL ISSUE DISCOUNT)

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, a District of Columbia cooperative association (herein called the “Company,” which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to [Cede & Co. as nominee for The Depository Trust Company], or registered assigns, the principal sum of                      U.S. DOLLARS, on the Stated Maturity Date set forth above, and to pay interest thereon at the times, in the amounts and to the persons specified in this Note. Payment of the principal of (and premium, if any) and interest on this Note shall be made by wire transfer to the account designated by the depository. The Company has initially designated U.S. Bank Trust Company, National Association acting through its office in the Borough of Manhattan, New York City, as its Paying Agent for the Securities.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH IN FULL AT THIS PLACE.

Reference herein to “this Note,” “herein” and comparable terms shall include the terms specified on the face and reverse hereof.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION,

TRUSTEE’S CERTIFICATE OF AUTHENTICATION	By
Yu Ling Wang
Senior Vice President & Chief Financial Officer

This is one of the securities of the series designated therein issued under the within-mentioned Indenture.

Dated:

U.S. Bank Trust Company, National Association, as Trustee

Attest:
Assistant Secretary-Treasurer
By
Authorized Officer

[REVERSE OF NOTE]

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

SUBORDINATED NOTES (SUBORDINATED DEFERRABLE INTEREST NOTES)

(FLOATING RATE)

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture dated as of October 15, 1996 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank Trust Company, National Association, as successor trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, which series is limited in aggregate principal amount as described in the Indenture.

Each Note of this series shall be dated the date of its authentication by the Trustee. Each Note of this series shall also bear an Original Issue Date, as specified on the face hereof, and such Original Issue Date shall remain the same for all Notes subsequently issued upon transfer, exchange or substitution of such original Note (or such subsequently issued Notes) regardless of their dates of authentication.

Survivor’s Option

If the Survivor’s Option is applicable to this Note, the Representative (defined below) of a deceased beneficial owner of this Note shall be entitled to repayment of this Note following the death of the beneficial owner (a “Survivor’s Option”). Unless specifically provided on the face of this Note, the Survivor’s Option may not be exercised unless the Note was owned by the beneficial owner at least six months prior to such election.

If the Survivor’s Option is applicable to this Note, upon the valid exercise of the Survivor’s Option, the Company shall repay the Note (or portion thereof), properly tendered for repayment by or on behalf of the person that has authority to act on behalf of the deceased, beneficial owner of a Note under the laws of the appropriate jurisdiction (including, without limitation, the personal representative or executor of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner) (the “Representative”) at a price equal to 100% of the amortized principal amount of the deceased beneficial owner’s beneficial interest in such Note plus unpaid interest accrued to the date of such repayment, subject to the following limitations:

(a)	The Company may, in its sole discretion, limit the aggregate principal amount of Notes as to which exercises of the Survivor’s Option shall be accepted by the Company from all Representatives of deceased beneficial owners in any calendar year (the “Annual Put Limitation”) to an amount equal to the greater of $2,000,000 or 2% of the Outstanding principal amount of all Notes issued under the Indenture as of the end of the most recent calendar year, or such greater amount as the Company in its sole discretion may determine for any calendar year, and may limit the aggregate principal amount of Notes as to which exercises of the Survivor’s Option shall be accepted by the Company from the Representative of any individual deceased beneficial owner of Notes in any calendar year to $250,000, or such greater amount as the Company in its sole discretion may determine for any calendar year (the “Individual Put Limitation”).

(b)	The Company shall not make principal repayments pursuant to exercises of the Survivor’s Option in amounts that are less than $1,000 and multiples of $1,000, and the principal amount of this Note Outstanding after repayment pursuant to exercise of the Survivor’s Option must be at least $1,000. If, however, the original principal amount of this Note was less than $1,000, the Representative of the deceased beneficial owner of this Note may exercise the Survivor’s Option, but only for the full principal amount of this Note.

(c)	This Note (or portion thereof) tendered pursuant to a valid exercise of the Survivor’s Option may not be withdrawn.

This Note (or portion hereof) that is tendered pursuant to valid exercise of the Survivor’s Option shall be accepted in the order that it was received by the Trustee, unless acceptance would contravene (i) the Annual Put Limitation, if applied, or (ii) the Individual Put Limitation, if applied, with respect to the relevant individual deceased beneficial owner. If, as of the end of any calendar year, the aggregate principal amount of Notes (or portions hereof) that have been tendered pursuant to the valid exercise of the Survivor’s Option during such year has exceeded either the Annual Put Limitation, if applied, or the Individual Put Limitation, if applied, for such year, any exercise(s) of the Survivor’s Option with respect to Notes (or portions thereof) not accepted during such calendar year because such acceptance would have contravened either such limitation, if applied, shall be deemed to be tendered in the following calendar year in the order all such Notes (or portions hereof) were originally tendered. If this Note (or portion thereof) is accepted for repayment pursuant to exercise of the Survivor’s Option, it shall be repaid on the first interest payment date that occurs 20 or more calendar days after the date of such acceptance. In the event that this Note (or any portion hereof) tendered for repayment or repurchase pursuant to valid exercise of the Survivor’s Option is not accepted, the Trustee shall deliver a notice by first-class mail to the registered Holder hereof, at its last known address as indicated in the Security Register, that states the reason this Note (or portion hereof) has not been accepted for payment, or if this is a global Note, pursuant to the depositary’s procedures.

In order for a Survivor’s Option to be validly exercised with respect to this Note (or portion thereof), the Trustee must receive from the Representative (i) a written request for repayment signed by the Representative, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States, (ii) tender of this Note (or portion thereof) to be repaid, (iii) appropriate evidence satisfactory to the Company and the Trustee that (A) the deceased was the beneficial owner of this Note at the time of death and the interest in this Note was acquired by the deceased beneficial owner or his or her estate at least six months prior to the request for repayment, (B) the death of such beneficial owner has occurred, and the date of such death, and (C) the Representative has authority to act on behalf of the deceased beneficial owner, (iv) if applicable, a properly executed assignment or endorsement, (v) if the beneficial ownership interest in this Note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the Company and the Trustee from such nominee attesting to the deceased’s beneficial ownership of this Note, (vi) tax waivers and such other instruments or documents that the Company or the Trustee reasonably requires in order to establish the validity of the beneficial ownership of this Note and the claimant’s entitlement to payment and (vii) any additional information the Company or the Trustee requires to evidence satisfaction of any conditions to the exercise of such Survivor’s Option or to document beneficial ownership or authority to make the election and to cause the repayment of this Note. Subject to the Company’s right hereunder to limit the aggregate principal amount of Notes as to which exercises of the Survivor’s Option shall be accepted in any one calendar year, all questions as to the eligibility or validity of any exercise of the Survivor’s Option shall be determined by the Trustee, in its sole discretion, which determination shall be final and binding on all parties.

The death of a person holding a beneficial ownership interest in this Note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased Holder’s spouse, shall be deemed the death of the beneficial owner of this Note, and the entire principal amount of this Note so held shall be subject to repayment by the Company upon request. However, the death of a person holding a beneficial ownership interest in this Note as tenant in common with a person other than such deceased Holder’s spouse shall be deemed the death of a beneficial owner only with respect to the deceased person’s interest in this Note and only the deceased beneficial owner’s percentage interest in the principal amount of this Note shall be subject to repayment. The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in this Note shall be deemed the death of the beneficial owner of this Note for purposes of this provision, regardless of whether such beneficial owner was the registered Holder of this Note, if such beneficial ownership interest can be established to the satisfaction of the Company and the Trustee. Such beneficial ownership interest shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, the beneficial ownership interest shall be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interest in this Note during his or her lifetime.

For purposes of the Survivor’s Option, a person shall be deemed to have had a “beneficial ownership interest” in this Note if such person or such person’s estate had the right, immediately prior to such person’s death, to receive the proceeds from the disposition of this Note, as well as the right to receive payment of the principal of this Note.

If this is a global Note, the depository or its nominee shall be the only entity that can exercise the Survivor’s Option for such Note. To obtain repayment pursuant to exercise of the Survivor’s Option with respect to this Note, the Representative must provide to the broker or other entity through which the beneficial interest in this Note is held by the deceased beneficial owner (i) the documents described in the third preceding paragraph and (ii) written instructions to such broker or other entity to notify the depository of such Representative’s desire to obtain repayment pursuant to exercise of the Survivor’s Option. Such broker or other entity must provide to the Trustee (i) the documents received from the Representative referred to in clause (i) of the preceding sentence and (ii) evidence satisfactory to the Company and the Trustee from such broker or other entity stating that it represents the deceased beneficial owner. Such broker or other entity shall be responsible for disbursing any payments it receives pursuant to exercise of the Survivor’s Option to the appropriate Representative.

Optional Deferral

So long as no Event of Default with respect to the Notes has occurred and is continuing, the Company may, at its option, defer interest payments on the Notes, from time to time, for one or more deferral periods of up to 20 (in the case of Notes with semi-annual interest payments) or 40 (in the case of Notes with quarterly interest payments) consecutive Interest Payment Periods (as defined herein) (each such deferral period, commencing on the interest payment date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the final maturity date of the Notes or end on a day other than the day immediately preceding an interest payment date. During any Optional Deferral Period, interest on the Notes will continue to accrue at the then-applicable interest rate on the Notes. In addition, during any Optional Deferral Period interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the Notes, compounded semi-annually or quarterly, as applicable, to the extent permitted by applicable law.

No interest will be due or payable on the Notes during an Optional Deferral Period, except upon a redemption of any Notes on any redemption date during such Optional Deferral Period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the Notes to be redeemed to, but excluding, such redemption date will be due and payable on such redemption date), or unless the principal of and interest on the Notes shall have been declared due and payable as the result of an Event of Default with respect to the Notes (in which case all accrued and unpaid interest, including, to the extent permitted by applicable law, any compound interest, on the Notes shall become due and payable). All references in this Note and, insofar as relates to the Notes, the Indenture to “interest” on the Notes shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.

Before the end of any Optional Deferral Period that is shorter than 20 (in the case of Notes with semi-annual interest payments) or 40 (in the case of Notes with quarterly interest payments) consecutive Interest Payment Periods, the Company may elect, at its option, to extend such Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 20 (in the case of Notes with semi-annual interest payments) or 40 (in the case of Notes with quarterly interest payments) consecutive Interest Payment Periods or extend beyond the final maturity date of the Notes. The Company may also elect, at its option, to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an interest payment date. At the end of any Optional Deferral Period, if all amounts then due on the Notes, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any compound interest), are paid, the Company may elect to begin a new Optional Deferral Period; provided, however, that, without limitation of the foregoing, the Company may not begin a new Optional Deferral Period unless the Company has paid all accrued and unpaid interest on the Notes (including, without limitation and to the extent permitted by applicable law, any compound interest) from any previous Optional Deferral Periods.

During any Optional Deferral Period the Company may not declare or pay any interest on, or principal of, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its members’ subordinated certificates. The Company will repay Notes, including all accrued and unpaid interest, required to be repaid due to redemption pursuant to the Survivor’s Option.

The Company shall give the Holders of the Notes and the Trustee notice of its election of, or any shortening or extension of, an Optional Deferral Period at least ten Business Days prior to the earlier of (i) the next interest payment date and (ii) the date upon which the Company is required to give notice to any applicable self-regulatory organization or to Holders of the Notes of such next succeeding record or payment date for such interest payment. The record date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest payable on the interest payment date immediately following the last day of an Optional Deferral Period will be the regular record date with respect to such interest payment date.

“Interest Payment Period” means the semi-annual (in the case of Notes with semi-annual interest payments) or quarterly (in the case of Notes with quarterly interest payments) period from and including an interest payment date to but excluding the next succeeding interest payment date, except for the first Interest Payment Period which shall be the period from and including the Original Issue Date to but excluding the first interest payment date.

Redemption

This Note will not be convertible or subject to any sinking fund.

The Company may, at its option, redeem the Notes, in whole or from time to time in part, on any day during any Par Call Period (as defined herein) at a redemption price in cash equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

The Company may, at its option, redeem the Notes, in whole but not in part, at any time within 120 days after a Tax Event (as defined herein) at a redemption price in cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

The Company may, at its option, redeem the Notes, in whole but not in part, at its option, at any time within 120 days after a Rating Agency Event (as defined herein), at a redemption price in cash equal to 102% of the principal amount of the Notes, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

Installments of interest on the Notes that are due and payable on any interest payment date falling on or prior to a redemption date for the Notes will be payable on that interest payment date to the registered Holders thereof as of the close of business on the relevant record date according to the terms of the Notes and the Indenture, except that, if the redemption date for any Notes falls on any day during an Optional Deferral Period, accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on such Notes will be paid on such redemption date to the persons entitled to receive the redemption price of such Notes. For the avoidance of doubt, the interest payment date falling immediately after the last day of an Optional Deferral Period shall not be deemed to fall on a day during such Optional Deferral Period.

Notice of any redemption will be sent at least 10 days but not more than 60 days before the date of redemption to each Holder of the Notes to be redeemed.

In the event of redemption of this Note in part only, a new Note or Notes of this series and of the like tenor of the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof. So long as the Notes are represented by a global security, if the Company elects to redeem these Notes in part, then the particular interest in the Notes to be redeemed will be determined by lot. If the Company elects to redeem less than all of the Notes at a time when the Notes are not represented by a global security, then the Trustee will select the particular Notes to be redeemed in a manner it deems appropriate and fair.

“Par Call Period” means the period specified on the face hereof.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for the Company (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the Notes, (i) as such methodology was in effect on October 16, 2026, in the case of any rating agency that published a rating for the Company as of October 16, 2026, or (ii) as such methodology was in effect on the date such rating agency first published a rating for the Company, in the case of any rating agency that first publishes a rating for the Company after October 16, 2026 (in the case of either clause (i) or (ii), the “current methodology”), that results in (a) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes by such rating agency would have been in effect had the current methodology not been changed or (b) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Notes by such rating agency had the current methodology not been changed.

“Tax Event” means that the Company has received an opinion of counsel experienced in such matters after the occurrence of any of the events set forth below to the effect that:

(a)	there is more than an insubstantial risk that the Company would lose its status as a 501(c)(4) tax-exempt entity pursuant to the Internal Revenue Code of 1986, as amended, as a result of:

(i)	any amendment to or change or announced proposed change in the laws or regulations of the United States or any of its political subdivisions or taxing authorities affecting taxation;

(ii)	any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority; or

(iii)	any official administrative interpretation or official administrative pronouncement that provides for a position with respect to those laws or regulations that differs from the generally accepted position on the date the Notes are issued;

which amendment or change becomes effective or proposed change, pronouncement, interpretation, action or decision is announced on or after October 16, 2026; and

(b)	there is more than an insubstantial risk that interest payable on the Notes is not or within 120 days of the date of the opinion would not be currently deductible as such interest accrues, in whole or in part, by the Company for United States federal income tax purposes as a result of:

(i)	any amendment to or change or announced proposed change in the laws or regulations of the United States or any of its political subdivisions or taxing authorities affecting taxation;

(ii)	any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority; or

(iii)	any official administrative interpretation or official administrative pronouncement that provides for a position with respect to those laws or regulations that differs from the generally accepted position on the date the Notes are issued;

which amendment or change becomes effective or proposed change, pronouncement, interpretation, action or decision is announced on or after October 16, 2026.

Ranking

The indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Note is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each Holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note upon compliance with certain conditions set forth in the Indenture.

Event of Default

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture. Solely for purposes of the Notes, Section 801 of the Indenture shall be deleted and replaced by the following:

SECTION 801. EVENTS OF DEFAULT.

“Event of Default”, wherever used herein with respect to the Notes, means any one of the following events:

(a)	failure to pay interest, if any, on any Note within 60 days after the same becomes due and payable (whether or not payment is prohibited by the provisions of Article Fifteen of the Indenture); provided, however, that a valid extension of the interest payment period by the Company as contemplated in Section 312 of the Indenture shall not constitute a failure to pay interest for this purpose; or

(b)	failure to pay the principal of or premium, if any, on any Note at its Maturity (whether or not payment is prohibited by the provisions of Article Fifteen of the Indenture); or

(c)	the entry by a court having jurisdiction in the premises of (1) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (2) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition by one or more Persons other than the Company seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Company or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall have remained unstayed and in effect for a period of 90 consecutive days; or

(d)	the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in a case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors.

Interest

This Note shall accrue interest from the Original Issue Date or from the most recent interest payment date to which interest on the Note has been paid or duly provided for until its Stated Maturity Date or earlier redemption or repayment according to the index or formula specified above. Interest payments on this Note shall include the amount of interest accrued from and including the last interest payment date to which interest has been paid, or from and including the Original Issue Date if no interest has been paid with respect to this Note, to, but excluding, the applicable interest payment date, Stated Maturity Date or date of earlier redemption or repayment, as the case may be (such Stated Maturity Date, redemption date or repayment date, a “Maturity”).

Interest on this Note shall be payable beginning on the first interest payment date after its Original Issue Date to holders of record on the corresponding Regular Record Date; however, interest payable at the Stated Maturity Date or upon redemption will be payable to the person to whom principal shall be payable.

Payment of Interest

Unless otherwise specified above, interest on this Note shall be paid as follows:

Interest Payment Frequency	Interest Payment Dates
Quarterly	Fifteenth day of every third month, beginning in the third calendar month following the month this Note was issued.

Semi-annually	Fifteenth day of every sixth month, beginning in the sixth calendar month following the month this Note was issued.

Unless otherwise specified above, the Regular Record Date for any interest payment date shall be the first day of the calendar month in which the interest payment date occurs, except that the Regular Record Date for interest due on this Note’s Maturity shall be that particular date. If any interest payment date other than the Maturity falls on a day that is not a Business Day, such interest payment date shall be postponed to the following Business Day, except that, for Notes that have a base interest rate determined by reference to SOFR, if that Business Day falls in the next succeeding calendar month, the interest payment date shall be the immediately preceding Business Day. If the Maturity falls on a day that is not a Business Day, the related payment of principal, premium, if any, and interest shall be made on the next Business Day as if it were made on the date that payment was due, and no interest shall accrue for the period from that Maturity to the date of payment.

Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Interest on this Note shall be determined by reference to one or more base rates, which shall include:

•	the CD rate,

•	the commercial paper rate,

•	the CMT rate,

•	the Secured Overnight Financing Rate (“SOFR”),

•	the prime rate,

•	the treasury rate,

•	the federal funds rate;

•	any other domestic or foreign interest rate described above; or

•	an indexed rate.

The related base rate shall be based upon the index maturity, as defined below under “General Features,” if applicable, and adjusted by a spread and/or spread multiplier, if any, as specified above. In addition, this Note may bear interest that is calculated by reference to two or more base rates determined in the same manner as the base rates are determined. This Note specifies the base rate or rates applicable to it.

General Features

Base Rates, Spreads and Spread Multipliers. The interest rate on this Note shall be calculated by reference to one or more specified base rates, in either case plus or minus any applicable spread, and/or multiplied by any applicable spread multiplier. The “index maturity” is the period to maturity of the instrument or obligation from which the base rate or rates are calculated, if applicable, as specified above. The “spread” is the number of basis points to be added to or subtracted from the base rate or rates applicable to this Note, and the “spread multiplier” is the percentage of the base rate or rates applicable to this Note by which the base rate or rates are multiplied to determine the applicable interest rates on this Note, as specified in this Note.

Reset of Rates. The interest rate on this Note shall be reset daily, weekly, monthly, quarterly, semiannually, annually or otherwise, as specified above. Unless otherwise specified above, the dates on which such an interest rate shall be reset shall be, if this Note resets:

•	daily, each Business Day;

•	weekly, the Wednesday of each week, unless this note is a treasury rate Note, in which case such rate shall be reset on the Tuesday of each week;

•	monthly, the third Wednesday of each month;

•	quarterly, the third Wednesday of March, June, September and December of each year;

•	semi-annually, the third Wednesday of the two months of each year as specified above; and

•	annually, the third Wednesday of the month of each year as specified above.

If any interest reset date for this Note is not a Business Day, it shall be postponed to the next succeeding Business Day, except that, for Notes that have a base interest rate determined by reference to SOFR, if that Business Day is in the next succeeding calendar month, that interest reset date shall be the immediately preceding Business Day.

Maximum and Minimum Rates. This Note may also have either or both of the following:

•	a maximum limit, or ceiling, called the “maximum interest rate,” on the yearly interest rate in effect with respect to this Note from time to time; and

•	a minimum limit, or floor, called the “minimum interest rate,” on the yearly interest rate in effect with respect to this Note from time to time.

In addition to any maximum interest rate which may apply to this Note, the interest rate will in no event be higher than the maximum rate permitted by New York law as the same may be modified by U.S. law of general application. Under present New York law, subject to certain exceptions, the maximum rate of interest for any loan to an individual is 16% for a loan less than $250,000, and 25% for a loan of $250,000 or more but less than $2,500,000, in each case calculated per year on a simple interest basis. There is no limit on the maximum rate of interest on loans made to individuals in an amount equal to $2,500,000 or more. Under present New York law, the maximum rate of interest which may be charged to a corporation for any loan up to $2,500,000 is 25% per year on a simple interest basis. There is no limit on the maximum rate of interest on loans made to corporations in an amount equal to $2,500,000 or more.

Determination of Reset Interest Rates. The interest rate applicable to each interest reset period commencing on the respective interest reset date shall be the rate determined as of the applicable interest determination date defined below on or prior to the calculation date, as defined below under “Calculation Agent.”

Unless otherwise specified above, the “interest determination date” with respect to an interest reset date for

•	CD rate Notes, commercial paper rate Notes, CMT rate Notes, prime rate Notes and federal funds rate Notes shall be the second Business Day before the interest reset date;

•	SOFR Notes shall be the second U.S. Government Securities Business Day (as defined below) prior to each interest payment date; and

•	treasury rate Notes shall be the day of the week in which that interest reset date falls on which treasury bills (as defined below under “Treasury Rate”) are normally auctioned.

If as a result of a legal holiday a treasury bill auction is held on the Friday of the week preceding an interest reset date, the related interest determination date shall be the preceding Friday. If the interest rate of this Note is determined with reference to two or more base rates, the interest determination date shall be the first Business Day which is at least two Business Days prior to the interest reset date on which each base rate is determined. Each base rate shall be determined on that date and the applicable interest rate shall take effect on the related interest reset date.

The interest rate in effect with respect to this Note on each day that is not an interest reset date shall be the interest rate determined as of the interest determination date for the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date shall be the interest rate determined as of the interest determination date for that interest reset date, subject in each case to any applicable law and maximum or minimum interest rate limitations. However, the interest rate in effect with respect to this Note for the period from its original issue date to the first interest reset date (the “initial interest rate”) shall be determined as specified above.

Accrued Interest. Except as set forth under “—Secured Overnight Financing Rate and the SOFR Index,” accrued interest for any interest period shall be calculated by multiplying the principal amount of this Note by an accrued interest factor. That accrued interest factor shall be computed by adding the interest factor calculated for each day in the applicable interest period. The interest factor for each day shall be computed by dividing the interest rate applicable to that day by 360, or, if this Note is a CMT rate Note, treasury rate Note or a Note for which the CMT rate or the treasury rate is an applicable base rate, by the actual number of days in the year.

Calculation Agent. Unless otherwise specified above, the Trustee shall be the Calculation Agent and shall calculate the interest rate applicable to this Note on or before any calculation date. Upon the request of the holder of this Note, the Calculation Agent shall provide the interest rate then in effect and, if determined, the interest rate as determined for the then most recent interest reset date with respect to this Note. Unless otherwise specified above, the “calculation date” pertaining to any interest determination date, other than with respect to SOFR Notes, shall be the earlier of:

•	the tenth calendar day after that interest determination date or, if that day is not a Business Day, the next succeeding Business Day, or

•	the Business Day immediately preceding the applicable interest payment date or maturity date, as the case may be.

All percentages resulting from any calculation on floating rate Notes shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from that calculation on floating rate Notes shall be rounded to the nearest cent, with one-half cent being rounded upward.

The initial interest rate in effect with respect to this Note from and including the original issue date to but excluding the first interest reset date is specified above. The interest rate for each subsequent interest reset date shall be determined by the Calculation Agent as set forth below, plus or minus any spread and/or multiplied by any spread multiplier, and subject to any maximum interest rate and/or minimum interest rate, as specified above.

CD Rate

Unless otherwise specified above, with respect to Notes for which the CD rate is an applicable base rate, “CD rate” will be determined, for any interest determination date (a “CD rate interest determination date”), according to the following procedures:

•	Calculated by the Calculation Agent as the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that CD rate interest determination date, of three leading non-bank dealers in negotiable U.S. dollar certificates of deposit in New York City, selected by the Calculation Agent after consultation with the Company, for negotiable U.S. dollar certificates of deposit of major U.S. money market banks with a remaining maturity closest to the index maturity specified above and in an amount that is representative for a single transaction in that market at that time.

•	If the dealers selected as described above by the Calculation Agent are not quoting rates as set forth above, the CD rate for that CD interest rate determination date will be the CD rate in effect for the immediately preceding interest reset period, or if there was no interest reset period, then the rate of interest payable will be the initial interest rate.

Commercial Paper Rate

Unless otherwise specified above, with respect to Notes for which the commercial paper rate is an applicable base rate, “commercial paper rate” means, for any interest determination date (a “commercial paper rate interest determination date”), the money market yield on that date of the rate for commercial paper having the index maturity specified above as published in H.15 under the caption “Commercial Paper — Nonfinancial” If the commercial paper rate cannot be determined as described above, the following procedures will apply:

•	If the rate described above is not published by 3:00 p.m., New York City time, on the relevant calculation date, then the commercial paper rate will be the money market yield of the rate on that commercial paper rate interest determination date for commercial paper of the specified index maturity as published in H.15 Daily Update, or in another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Commercial Paper — Nonfinancial.”

•	If by 3:00 p.m., New York City time, on the calculation date, the rate described is not yet published in H.15, H.15 Daily Update or another recognized electronic source, the commercial paper rate for the applicable commercial paper rate interest determination date will be calculated by the Calculation Agent and will be the money market yield of the arithmetic mean of the offered rates (quoted on a bank discount basis), as of 11:00 a.m., New York City time, on that commercial paper rate interest determination date of three leading dealers of U.S. dollar commercial paper in New York City, which may include one or more of the agents or their affiliates, selected by the Calculation Agent after consultation with the Company, for commercial paper of the index maturity specified above placed for a non-financial issuer whose bond rating is “Aa,” or the equivalent, from a nationally recognized statistical rating agency.

•	If the dealers selected as described above by the Calculation Agent are not quoting as set forth above, the commercial paper rate with respect to that commercial paper rate interest determination date will be the commercial paper rate in effect for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“H.15” means the weekly statistical release designated “Statistical Release H.15, Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15, available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

“Money market yield” means the yield, expressed as a percentage, calculated in accordance with the following formula:

where “D” is the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” is the actual number of days in the applicable interest period.

CMT Rate

Unless otherwise specified above, with respect to Notes for which the CMT rate is an applicable base rate, “CMT rate” means, for any interest determination date (a “CMT rate interest determination date”), the following:

•	If “LSEG Page FRBCMT” is the designated CMT LSEG page, as defined below, the CMT rate on the CMT rate interest determination date will be the treasury constant maturity rate for the designated CMT maturity index, as defined below, as set forth in H.15, as such rate is displayed on LSEG on page FRBCMT (or any other page as may replace such page on such service) for that CMT rate interest determination date.

•	If “LSEG Page FEDCMT” is the designated CMT LSEG page, the CMT rate on the CMT rate interest determination date will be a percentage equal to the one-week or one-month, as specified above, treasury constant maturity rate for the designated CMT maturity index as set forth in H.15, as such yield is displayed on LSEG on page FEDCMT (or any other page as may replace such page on such service) for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT rate interest determination date falls.

If the CMT rate cannot be determined in this manner, the following procedures will apply:

•	If the applicable rate described above is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate for that CMT rate interest determination date will be the treasury constant maturity rate for the designated CMT maturity index as published in H.15.

•	If the rate described in the prior paragraph is no longer published, or if not published by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate for that CMT rate interest determination date will be the treasury constant maturity rate for the designated CMT maturity index, or other treasury rate for the designated CMT maturity index, for the CMT rate interest determination date with respect to that interest reset date that is:

•	published by either the Board of Governors of the Federal Reserve System or the U.S. Department of the Treasury and determined by the Calculation Agent to be comparable to the rate formerly displaced on the designated CMT LSEG page and published in H.15, if the designated CMT LSEG page is LSEG Page FRBCMT; or

•	announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT rate interest determination date falls, if the designated CMT LSEG page is LSEG Page FEDCMT.

•	If the rate described in the prior paragraph is not provided by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate for the CMT rate interest determination date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market bid rates as of approximately 3:30 p.m., New York City time, on the CMT rate interest determination date reported, according to their written records, by three leading primary U.S. government securities dealers in New York City (“reference dealers”), which may include one or more of the agents or their affiliates, selected by the Calculation Agent (from five such reference dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States (“treasury notes”) with an original maturity of approximately the designated CMT maturity index, a remaining term to maturity of not less than such designated CMT maturity index minus one year and in a principal amount that is representative for a single transaction in such securities in such market at such time.

•	If the Calculation Agent is unable to obtain at least three treasury note quotations as described above, the CMT rate for that CMT rate interest determination date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market bid rates as of approximately 3:30 p.m., New York City time, on the CMT rate interest determination date of three reference dealers in New York City (from five such reference dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for treasury notes with an original maturity of the number of years that is the next highest to the designated CMT maturity index, a remaining term to maturity closest to the designated CMT maturity index and in an amount of at least $100 million.

•	If three or four, and not five, of such reference dealers are quoting as set forth above, then the CMT rate will be based on the arithmetic mean of the bid rates obtained and neither the highest nor lowest of such quotes will be eliminated. However, if fewer than three reference dealers selected by the Calculation Agent are quoting as set forth above, the CMT rate with respect to that CMT rate interest determination date will be the CMT rate for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate. If two treasury notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the designated CMT maturity index, then the quotes for the treasury note with the shorter remaining term to maturity will be used.

“Designated CMT LSEG page” means the display on the LSEG (or any successor service) specified above that displays “Treasury Constant Maturities” as reported in H.15. If no LSEG page is so specified, then the applicable page will be LSEG page FEDCMT. If LSEG page FEDCMT applies but it is not specified above whether the weekly or monthly average applies, the weekly average will apply.

“Designated CMT maturity index” means the original period to maturity of the U.S. treasury securities (1, 2, 3, 5, 7, 10, 20 or 30 years) specified above with respect to which the CMT rate will be calculated.

Secured Overnight Financing Rate and the SOFR Index

Unless otherwise specified above, with respect to Notes for which Compounded SOFR is an applicable base rate, the interest rate for each interest period will be equal to Compounded SOFR plus the spread specified on the face hereof, calculated as described below. Unless specified otherwise, the amount of interest accrued and payable on such Note for each interest period will be equal to the product of (i) the outstanding principal amount of such Note multiplied by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in such interest period divided by 360. In no event will the interest on this Note be less than zero.

The term “interest period” with respect to a Note with a rate of interest determined as described under this heading means the period commencing on any interest payment date (or, with respect to the initial interest period only, commencing on the date of issue) to, but excluding, the next succeeding interest payment date and, in the case of the last such period, the period from and including the interest payment date immediately preceding the Stated Maturity Date to, but excluding, the Stated Maturity Date.

Compounded SOFR

“Compounded SOFR” will be determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

where:

“SOFR IndexStart” is for periods other than the initial interest period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial interest period, the SOFR Index value is two United States Government Securities Business Days before the Original Issue Date;

“SOFR IndexEnd” is the SOFR Index value on the Interest Payment Determination Date relating to the applicable interest payment date (or, in the final interest period, relating to the Stated Maturity Date); and

“dc” is the number of calendar days in the relevant Observation Period.

For purposes of determining Compounded SOFR:

“Interest Payment Determination Date” means the date that is two United States Government Securities Business Days before each interest payment date (or, in the final interest period, before the Stated Maturity Date).

“Observation Period” means, in respect of each interest period, the period from, and including, the date that is two United States Government Securities Business Days preceding the first date in such interest period to, but excluding, the date that is two United States Government Securities Business Days preceding the interest payment date for such interest period (or in the final interest period, preceding the Stated Maturity Date).

“SOFR Index” means, with respect to any United States Government Securities Business Day:

(1)	the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such United States Government Securities Business Day (the “SOFR Index Determination Time”); provided that:

(2)	if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event (as defined below) and its related Benchmark Replacement Date (as defined below) have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable Provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “—Effect of a Benchmark Transition Event” provisions described below.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source.

“United States Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Notwithstanding the above, if the Company or its designee (which may be an independent financial advisor or any other entity the Company designates (any of such entities, a “Designee”)) determines on or prior to the relevant Reference Time (as defined below) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth below under “—Effect of a Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on this Note.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each interest period on this Note will be an annual rate equal to the sum of the Benchmark Replacement and the spread.

SOFR Index Unavailable Provisions. If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding United States Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

Effect of a Benchmark Transition Event

Benchmark Replacement. If the Company (or its Designee) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to this Note in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Company (or its Designee) will have the right to make Benchmark Replacement Conforming Changes (as defined below) from time to time.

Decisions and Determinations. Any determination, decision or election that may be made by the Company (or its Designee) pursuant to this subsection “Effect of a Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, (i) will be conclusive and binding absent manifest error, (ii) if made by the Company, will be made in its sole discretion or if made by the Company’s Designee, will be made after consultation with the Company and such Designee will not make any such determination, decision or election to which the Company objects, and, (iii) notwithstanding anything to the contrary in the transaction documents relating to this Note, shall become effective without consent from the Holders or any other party.

For purposes of this subsection “—Effect of a Benchmark Transition Event,” the following terms have the following meanings:

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company (or its Designee) as of the Benchmark Replacement Date:

(1)	the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate (as defined below) and (b) the Benchmark Replacement Adjustment; and

(3)	the sum of: (a) the alternate rate of interest that has been selected by the Company (or its Designee) as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate debt securities at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company (or its Designee) as of the Benchmark Replacement Date:

(1)	the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement (as defined below);

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company (or its Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate debt securities at such time.

The Benchmark Replacement Adjustment shall not include the spread specified herein and such spread shall be applied to the Benchmark Replacement to determine the interest payable on this Note.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition or interpretation of “interest period,” timing and frequency of determining rates and making payments of interest, rounding of amounts or tenor, and other administrative matters), or any other changes to any other terms or provisions of this Note, in each case that the Company (or its Designee) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company (or its Designee) decides that adoption of any portion of such market practice is not administratively feasible or if the Company (or its Designee) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company (or its Designee) determines is reasonably necessary or practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)	a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2021 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by the Company (or its Designee) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Calculation of the Interest Rate

All calculations made by the Calculation Agent shall in the absence of manifest error be conclusive for all purposes and binding on the Company and the holders of the Notes.

None of the Trustee, Paying Agent, registrar or Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR, the SOFR Index or any applicable Benchmark, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any alternative method, Benchmark Replacement or alternative index, or other successor or replacement alternative index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes with respect to such alternative method, Benchmark Replacement or alternative index are necessary or advisable, if any, in connection with any of the foregoing.

None of the Trustee, Paying Agent, registrar or Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth herein as a result of the unavailability of SOFR, the SOFR Index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information contemplated by the terms of the Notes and reasonably required for the performance of such duties.

Prime Rate

Unless otherwise specified above, with respect to Notes for which the prime rate is an applicable base rate, “prime rate” means, for any interest determination date (a “prime rate interest determination date”), the rate set forth on such date in H.15 under the caption “Bank Prime Loan.” If the prime rate cannot be determined as described above, the following procedures will apply:

•	If the rate described above is not published by 3:00 p.m., New York City time, on the related calculation date, then the rate on such prime rate interest determination date as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying that rate, under the caption “Bank Prime Loan” will be the prime rate.

•	If the rate described above is not yet published in H.15, H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the related calculation date, then the prime rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the LSEG Page US PRIME 1, as defined below, as that bank’s prime rate or base lending rate as of 11:00 a.m., New York City time, on that prime rate interest determination date.

•	If fewer than four of these rates appear on the LSEG Page US PRIME 1 for that prime rate interest determination date, then the prime rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on that prime rate interest determination date by three major banks in New York City, which may include one or more of the agents or their affiliates, selected by the Calculation Agent after consultation with the Company.

•	If the banks selected by the Calculation Agent are not quoting as set forth above, the prime rate with respect to that prime rate interest determination date will remain the prime rate for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“LSEG Page US PRIME 1” means the display on the LSEG designated as “US PRIME 1,” or such other page as may replace the US PRIME 1 page on that service, for the purpose of displaying prime rates or base lending rates of major U.S. banks.

Treasury Rate

Unless otherwise specified above, with respect to Notes for which the treasury rate is an applicable base rate, “treasury rate” means, for any interest determination date (a “treasury rate interest determination date”), the rate from the auction held on such treasury rate interest determination date of direct obligations of the United States, or “treasury bills,” having the index maturity specified above under the caption “INVESTMENT RATE” on the display on the LSEG designated as USAUCTION10, or any other page as may replace such page on such service. If the treasury rate cannot be determined in this manner, the following procedures will apply:

•	If the rate described above is not so published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield, as defined below, of the auction rate of such treasury bills as announced by the U.S. Department of the Treasury by 3:00 p.m., New York City time, on the related calculation date will be the treasury rate.

•	If the auction rate described in the prior paragraph is not so announced by the U.S. Department of the Treasury, or if no such auction is held, then the treasury rate will be the bond equivalent yield of the rate on that treasury rate interest determination date of treasury bills having the index maturity specified above as published in H.15 under the caption “U.S. Government Securities/Treasury Bills/Secondary Market” or, if not yet published by 3:00 p.m., New York City time, on the related calculation date, the rate on that treasury rate interest determination date of those treasury bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying that rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market.”

•	If the rate described in the prior paragraph is not yet published in H.15, H.15 Daily Update or another recognized electronic source, then the treasury rate will be calculated by the Calculation Agent and will be the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on that treasury rate interest determination date, of three leading primary U.S. government securities dealers, which may include one or more of the agents or their affiliates, selected by the Calculation Agent after consultation with the Company, for the issue of treasury bills with a remaining maturity closest to the index maturity specified above.

•	If the dealers selected as described above by the Calculation Agent are not quoting as set forth above, the treasury rate with respect to that treasury rate interest determination date will be the treasury rate for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“Bond equivalent yield” means a yield, expressed as a percentage, calculated in accordance with the following formula:

where “D” is the applicable per annum rate for treasury bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” is the actual number of days in the applicable interest reset period.

Federal Funds Rate

Unless otherwise specified above, with respect to Notes for which the federal funds rate is an applicable base rate, “federal funds rate” means, for any interest determination date (a “federal funds rate interest determination date”), the rate with respect to that date for U.S. dollar federal funds as published in H.15 under the heading “Federal Funds (Effective)” as that rate is displayed on LSEG on page FEDFUNDS1, or any other page that may replace such page on such service, under the heading “EFFECT.” If the federal funds rate cannot be determined in this manner, the following procedures will apply:

•	If the rate described above does not appear on LSEG on page FEDFUNDS1 by 3:00 p.m., New York City time, on the related calculation date, then the federal funds rate will be the rate with respect to that federal funds rate interest determination date for U.S. dollar federal funds as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying that rate, under the caption “Federal Funds (Effective).”

•	If the rate described above does not appear on LSEG on page FEDFUNDS1 or is not yet published in H.15, H.15 Daily Update or another electronic source by 3:00 p.m., New York City time, on the related calculation date, then the federal funds rate with respect to that federal funds rate interest determination date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in New York City, which may include one or more of the agents or their affiliates, selected by the Calculation Agent after consultation with the Company, prior to 9:00 a.m., New York City time, on the Business Day following that federal funds rate interest determination date.

•	If the brokers selected as described above by the Calculation Agent are not quoting as set forth above, the federal funds rate with respect to that federal funds rate interest determination date will be the federal funds rate for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.

Indexed Notes

With respect to Notes for which an indexed rate is an applicable base rate, the principal amounts payable at maturity and/or the interest rate to be paid thereon shall be determined by reference to the relationship between two or more currencies or currency units, to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or by other similar methods or formulas as set forth above on the face of the Note.

Other Matters

The Company at its option, subject to the terms and conditions provided in the Indenture, (a) shall be discharged from any and all obligations in respect of the Notes (except for certain obligations including obligations to register the transfer or exchange of Notes, replace stolen, lost or mutilated Notes, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture after the Company deposits with the Trustee, in trust, money or Eligible Obligations, or a combination of money and Eligible Obligations, which through the payment of interest thereon and principal thereof in accordance with their terms shall provide money in an amount sufficient to pay all the principal of, and interest on, the Notes on the dates such payments are due.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of all series affected thereby (acting as one class). The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Outstanding Securities of all series affected thereby (acting as one class), on behalf of the Holders of all Notes of each such series, to waive compliance by the Company with certain provisions of the Indenture. The Indenture also provides that, regarding the Notes of any series, the Holders of not less than a majority in principal amount of the Outstanding Securities of such series may waive certain past defaults and their consequences on behalf of the Holders of all Notes of such series. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any Note of this series shall have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to this series, the Holders of not less than 33 1/3% in principal amount of the Outstanding Securities of all series in respect of which an Event of Default has occurred and is continuing, considered as one class, shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Securities of all series in respect of which an Event of Default has occurred and is continuing a direction inconsistent with such request and the Trustee shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of (and premium, if any) or interest on this Note on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency as may be designated by the Company, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor and terms, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The Notes of this series are issuable only in registered form, without coupons, in denominations of U.S. $1,000 and any integral multiple of U.S. $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series and of like tenor and terms of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Each Holder of the Notes will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed that the Holder intends that the Notes constitute indebtedness and will treat the Notes as indebtedness for all United States federal, state and local tax purposes.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenants in common	UNIF GIFT MIN Act Custodian
TEN ENT	-	as tenants by the entireties	(cust) (Minor)
JT TEN	-	as joint tenants with right of survivorship and not as tenants in common	Under Uniform Gifts to Minors Act (State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

Please insert social security or

other identifying number

of assignee

PLEASE PRINT OR TYPE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                                               Attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:
Signature
(The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.)